EXHIBIT 10.66

February 29, 2012

Excellong, Inc.
77 Sugar Creek Center Boulevard
Suite 215
Sugar Land, Texas 77478
Attention: Yng-Jou Joe Hwang, President

Re:          Amendatory Letter Agreement No. 2
Stock Purchase Agreement, dated December 16, 2011

Ladies and Gentlemen:

Reference is hereby made to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated December 16, 2011, between Pacific Energy Development Corp., a Nevada corporation (“Buyer”), the shareholders (“Sellers”) of Excellong E&P-2, Inc., a Texas corporation (the “Corporation”), and Excellong, Inc., a Texas corporation (“Excellong”). Buyer, Sellers and Excellong are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.” All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

The Purchase Agreement sets forth the terms and conditions by which Buyer agrees to acquire from Sellers all of the issued and outstanding shares of capital stock of the Corporation. The Parties amended the Purchase Agreement with that certain Amendatory Letter Agreement, dated February 9, 2012 (“Amendment No. 1”) so that the Review Period would run until 5:00 p.m. Central Time on the day prior to the Closing Date, the Outside Closing Date would be March 1, 2012, and the representations included in the Purchase Agreement would reflect two required consents to assign affecting the Oil & Gas Assets.

Pursuant to Section 6 of the Purchase Agreement, Closing shall take place on a date to be specified by Buyer subject to Buyer’s satisfaction with its due diligence investigation under Section 5 of the Purchase Agreement and provided that Closing does not occur later than the Outside Closing Date. Amendment No. 1 served as Buyer’s notice to Sellers and Excellong that Closing would take place Thursday, March 1, 2012.

Section 14(a)(iv) of the Purchase Agreement defines the Outside Closing Date as March 1, 2012.

Section 1(y) of the Purchase Agreement defines Effective Time as 12:01 a.m. on the Closing Date.

Pursuant to Section 17 of the Purchase Agreement, Mr. Y. Joe Hwang (the “Shareholder Representative”) shall act as agent for the Sellers and may amend or waive any rights of Sellers under the Purchase Agreement.

Excellong, Inc.
February 29, 2012

The Parties desire that Closing be held electronically on Thursday, March 29, 2012, that the Effective Time be defined as 12:01 a.m., Central Time, March 1, 2012, and that the Outside Closing Date be defined as March 31, 2012, subject to the terms and conditions of this Amendatory Letter Agreement No. 2 (this “Amendment”).

In consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The Parties hereby amend the second sentence of Section 6 of the Purchase Agreement to read in its entirety as follows:

“Closing shall take place electronically at 10:00 a.m., Central Time.”

2. Pursuant to Section 6 of the Purchase Agreement, and notwithstanding the notice furnished by Buyer to Sellers and Excellong in Amendment No. 1, Buyer hereby gives notice to Sellers and Excellong, and the Parties hereby agree, that, subject to Buyer’s satisfaction with its due diligence investigation under Section 5 of the Purchase Agreement, Closing shall take place electronically at 10:00 a.m., Central Time, Thursday, March 29, 2012.

3. The Parties hereby amend Section 14(a)(iv) of the Purchase Agreement to read in its entirety as follows:

“by either Sellers or Buyer, if Closing shall not have occurred on or before March 31, 2012 (the “Outside Closing Date”); provided, however, that the right to terminate this Agreement under this Section 14(a)(iv) shall not be available: (A) to Sellers, if any breach of this Agreement by Sellers has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Outside Closing Date; or (B) to Buyer, if any breach of this Agreement by Buyer has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Outside Closing Date.

4. As amended hereby, the Purchase Agreement is in full force and effect, and valid and binding upon the Parties. In the event of a conflict between this Amendment and the Purchase Agreement the terms and conditions of this Amendment shall control and govern the point in conflict. Notwithstanding anything to the contrary, failure of this Amendment to address a point in the Purchase Agreement shall not be deemed to be a conflict.

5. This Amendment shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns. This Amendment may not be altered, or amended, nor any rights hereunder waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. This Amendment may be executed in counterparts, and each counterpart shall be deemed to be an original, but all of which shall be deemed to be one amendment. This Amendment may be executed by telefax or electronic signatures, and telefax and electronic signatures shall be valid and binding upon the Parties.

Excellong, Inc.
February 29, 2012

Please execute this Amendment in the space provided below indicating your agreement with the above and return the executed Amendment to the undersigned by fax or email at your earliest convenience. Please do not hesitate to contact me if you have any questions. Thank you for your prompt attention to this matter.

Sincerely,

Pacific Energy Development Corp.

		By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chief Executive Officer

ACCEPTED AND AGREED
this 29th day of February, 2012

SELLERS		EXCELLONG, INC.

By:	/s/ Yng-Jou Joe Hwang	By:	/s/ Yng-Jou Joe Hwang
	Y. Joe Hwang		Yng-Jou Joe Hwang
	Shareholder Representative		President